Exhibit 10.6

RealPage 2019
Management Incentive Plan

Name: ___________________________                        Eligibility Date: _________________

Unless otherwise required under applicable law, the Terms and Conditions for the 2019 Management Incentive Plan “MIP or the Plan” are outlined below:

Your MIP has a potential Bonus of ____% of your Base Salary1 at 100% achievement of your assigned Objectives2 at Target:

Objective[2]	Weight	Target
		Min	Mid	Max
Corporate Revenue[3]
Corporate EBITDA[3]
Individual Performance[4]
Total	100%

___________________________________________________________________________________________________________

Plan Year: The 2019 Management Incentive Plan is in effect from January 1, 2019 to December 31, 2019.
To be eligible to earn Bonus award(s) under this plan, the Corporation must achieve greater than the Minimum 2019 Corporate Revenue and EBITDA objectives and you must:

i.	be a regular, full-time employee on or before October 1, 2019;

ii.	be a regular, full-time employee on the date of each Bonus payment;

iii.	be a grade 13 or above;

iv.	not be on another incentive plan;

v.	achieve an individual performance rating of 2.5 or above for the plan year, regardless of ranking; and

vi.	sign and return this letter and attached Goal Alignment Plan to Human Resources.

(1)	Base Salary: Salary you have earned during the portion of the plan year you are eligible for the MIP.

(2)
Objectives: Each objective has a Target, a Minimum, and a Maximum. Achieving Target pays out at 100% of the assigned objective. At or below the Minimum has a 0% achievement and at or above the Maximum has a 200% achievement. Achievement above Minimum and below Target or above Target and Below Maximum is calculated on a linear basis from achievement.

(3)
Corporate Revenue and EBITDA (Earnings Before Interest, Taxes, Depreciation and Amortization) targets are not listed until year end results are released to the public market. To assess how the Company is doing, the Company will disclose a general range of financials to each plan type after quarterly earnings are released. All of these targets (including minimums and maximums) and awards may be adjusted by the compensation committee based on (i) risk assessment inherent in the target and (ii) special circumstances that were not anticipated when the targets were established.

(4)
Individual Performance is based on: Achievement of strategic goals and initiatives identified in your assigned Goal Alignment Plan(s) “GAP,” individual performance rating and/or rankings, and other contributions you make during the plan year.

The following is an example of a calculation of the MIP for your reference:
Assume annual base salary earned during the year is $100,000, the Target Bonus is 20% of Base Salary, and the teammate’s plan is based on the following measurements:
Corporate Revenue    15%
Corporate EBITDA    10%
Product Revenue    35%
Product Profit    15%
Individual Performance    25%

The Compensation Committee announced that Corporate Revenue and EBITDA were both achieved at 100%. The assigned Product Revenue and Product Profit objectives were both achieved at 100% of target, and the teammate achieved 80% of the Individual Performance objective. The bonus would be calculated as follows:

(1)	Bonus based on corporate revenue achievement = $100,000 * .2 * .15 * 1.00 = $ 3,000

(2)	Bonus based on corporate EBITDA achievement = $100,000 * .2 * .10 * 1.00 = $ 2,000

(3)	Bonus based on Product Revenue achievement = $100,000 * .2 * .35 * 1.00 = $ 7,000

(4)	Bonus based on Product Profit achievement = $100,000 * .2 * .15 * 1.00 = $ 3,000

(5)	Bonus based on Individual Performance = $100,000 * .2 * .25 * .80 = $ 4,000
Total Bonus                $19,000

Additional Terms and Conditions:
Net Promoter Score “NPS” measures customer experience and predicts business growth. This score is determined by an annual survey that is completed by RealPage customers and could have an impact on the overall MIP calculation (scaled up or down).
Achievement of all objectives and goals will be determined by the Compensation Committee of the Board of Directors after considering recommendations made by the Chairman and CEO. The compensation committee has the discretion to determine whether specific acquisitions will be included or excluded from the calculation of the achievement of objectives and goals.
New Hires, Promotions and Transfers: If you are hired after the start of the plan year, your bonus will be prorated based upon your eligibility for the plan (e.g., if you were hired/promoted on June 23rd, your bonus would be prorated by 50%). Similarly, if you are transferred or promoted into a new MIP, any bonuses will be prorated based upon your effective date in the new position and achievement of assigned objectives for each plan. If your prior position was also MIP eligible, calculation of bonus for your time in the prior position is also prorated.

All payments under the 2019 MIP are subject to standard withholding policies of the Company, including, without limitation, withholding for Federal Income Tax, FICA, Medicare, etc. If objectives are achieved for the 2019 MIP, payment is generally made by the end of the first quarter following the close of the plan year. At the Company’s discretion, payments may be advanced periodically during the plan year. The total annual amount of the bonus for the plan year will be offset by any such advanced payments.

The Plan may be modified or terminated at any time by the Company or the Compensation Committee.

All participants in the Plan are employed “at will” and may be terminated at any time, at the sole discretion of the Company. The Plan does not constitute an employment agreement, nor does it constitute a guarantee of continued employment.

By executing this Plan, the undersigned acknowledges that (s)he has read the Plan, understands the Plan and agrees to be bound by the provisions of the Plan.

_______________________________________
Employee Name

_______________________________________
DATE